Filed Pursuant to Rule 424(b)(3)
Registration No. 333-133692

PROSPECTUS SUPPLEMENT NO. 3 DATED JULY 12, 2006

AAR CORP.
$150,000,000
1.75% Convertible Senior Notes due 2026

This prospectus supplement No. 3 supplements the prospectus dated May 1, 2006, as supplemented by prospectus supplement No. 1 thereto dated May 26, 2006 and prospectus supplement No. 2 thereto dated June 14, 2006, of AAR CORP. relating to the sale by certain of its securityholders (including their transferees, pledgees, donees, assignees or other successors) of AAR’s 1.75% Convertible Senior Notes due 2026.

You should read this prospectus supplement No. 3 in conjunction with the prospectus, prospectus supplement No. 1 and prospectus supplement No. 2. This prospectus supplement No. 3 is qualified by reference to the prospectus, prospectus supplement No. 1 and prospectus supplement No. 2, except to the extent that the information in this prospectus supplement No. 3 supersedes the information contained in the prospectus, prospectus supplement No. 1 and prospectus supplement No. 2. Capitalized terms used in this prospectus supplement have the meanings specified in the prospectus.

1.             The following line items in the table of Selling Securityholders beginning on page 54 of the prospectus are hereby amended as follows:

Selling Securityholder	Original Principal Amount of Notes Beneficially Owned and Offered Hereby	Percentage of Notes Outstanding	Number of Shares of Common Stock Owned and Offered Hereby	Percentage of Common Stock Outstanding
Fore Convertible Master Fund, Ltd.	11,820,000	7.9%	401,631	1.1%
Fore ERISA Fund, Ltd.	2,221,000	1.5%	75,467	*
Fore Multi Strategy Master Fund, Ltd.	5,552,000	3.7%	188,651	*
Man Mac I Ltd.	6,907,000	4.6%	234,692	*

2.             The table of Selling Securityholders beginning on page 54 of the prospectus is hereby amended to include the following additional line item:

Selling Securityholder	Original Principal Amount of Notes Beneficially Owned and Offered Hereby	Percentage of Notes Outstanding	Number of Shares of Common Stock Owned and Offered Hereby	Percentage of Common Stock Outstanding
Steelhead Pathfinder Fund, LP	100,000	*	3,398	*

See “Risk Factors” beginning on page 5 of the prospectus to read about important factors you should consider before buying the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.